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EXHIBIT 10.8

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

BETWEEN

WORLD FINANCIAL NETWORK NATIONAL BANK

AND

THE LIMITED STORES, INC.

AND

AMERICAN RECEIVABLE FACTORING, INC.

DATED AS OF AUGUST 29, 2002

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Certain Definitions	1
1.2	Other Definitions	5
SECTION 2 THE PLAN
2.1	Establishment and Operation Of The Plan	5
2.2	Applications for Credit Under the Plan; Billing Statements	6
2.3	Operating Procedures	6
2.4	Plan Documents	7
2.5	Marketing	7
2.6	Administration of Accounts	7
2.7	Credit Decision	8
2.8	Ownership of Accounts and Mailing Lists	8
2.9	Insurance and Account Enhancement Services	9
2.10	Ownership of Company Name	9
SECTION 3 OPERATION OF THE PLAN
3.1	Honoring Credit Cards	10
3.2	Additional Operating Procedures	10
3.3	Cardholder Disputes Regarding Goods or Services	11
3.4	No Special Agreements	11
3.5	Cardholder Disputes Regarding Violations of Law or Regulation	11
3.6	Payment to Company; Ownership of Accounts; Fees; Accounting	11
3.7	Insertion of Company's Promotional Materials	12
3.8	Payments	13
3.9	Chargebacks	14
3.10	Assignment of Title in Charged Back Purchases	14
3.11	Promotion of Program and Card Plan; Non-Competition	14
3.12	Postal Rate Adjustment	15
SECTION 4 REPRESENTATIONS AND WARRANTIES OF COMPANY
4.1	Organization, Power and Qualification	16
4.2	Authorization, Validity and Non-Contravention	16
4.3	Accuracy of Information	16
4.4	Validity of Charge Slips	16
4.5	Compliance with Law	16
4.6	Company's Name, Trademarks and Service Marks	17
4.7	Intellectual Property Rights	17
SECTION 5 COVENANTS OF COMPANY
5.1	Notices of Changes	17
5.2	Financial Statements	17
5.3	Inspection	17
5.4	Company's Business	17
5.5	Insurance	18
SECTION 6 REPRESENTATIONS AND WARRANTIES OF BANK
6.1	Organization, Power and Qualification	18
6.2	Authorization, Validity and Non-Contravention	18
6.3	Accuracy of Information	18
6.4	Compliance with Law	18

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6.5	Intellectual Property Rights	18
SECTION 7 COVENANTS OF BANK
7.1	Notices of Changes	19
7.2	Financial Statement	19
7.3	Inspection	19
7.4	Bank's Business	19
7.5	Insurance	19
SECTION 8 INDEMNIFICATION; CLAIMS AND ACTIONS
8.1	Indemnification by Company	19
8.2	Indemnification by Bank	20
8.3	Third Party Claims	20
8.4	Dispute Resolution and Actions	20
8.5	Limitations on Actions	20
8.6	Reimbursement for Losses	20
8.7	Survival	21
SECTION 9 TERM AND TERMINATION
9.1	Term	21
9.2	Termination with Cause by Bank; Bank Termination Events	21
9.3	Termination with Cause by Company; Company Termination Events	21
9.4	Termination of Particular State	22
9.5	Termination for Competitive Reasons	22
9.6	Purchase of Accounts	22
SECTION 10 MISCELLANEOUS
10.1	Entire Agreement	23
10.2	Coordination of Public Statements	23
10.3	Amendment	23
10.4	Successors and Assigns	23
10.5	Waiver	24
10.6	Severability	24
10.7	Notices	24
10.8	Captions and Cross-References	24
10.9	Governing Law	24
10.10	Counterparts	25
10.11	Force Majeure	25
10.12	Relationship of Parties	25
10.13	Survival	25
10.14	Mutual Drafting	25
10.15	Independent Contractor	25
10.16	No Third Party Beneficiaries	25
10.17	Confidentiality	26
10.18	Taxes	26
Schedules
1.1	Discount Rate and Deferred Billing Programs	29
2.1	Service Standards	31
2.7	Credit Standards	33
2.8	Master File Information	34

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PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

        THIS PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT is made as of this 29th day of August, 2002 (the "Effective Date") by and between The Limited Stores, Inc., a Delaware corporation, with its principal office at Three Limited Parkway, Columbus, Ohio 43230, (hereinafter referred to as "Division"), American Receivable Factoring, Inc., a Nevada corporation, with its principal office at 4441 South Polaris Avenue, Las Vegas, Nevada 89103, a Nevada corporation ("Factoring") (the Division and Factoring being collectively referred to herein as "Company") and WORLD FINANCIAL NETWORK NATIONAL BANK, a national banking association, with its principal office at 800 TechCenter Drive, Gahanna, Ohio 43230, (hereinafter referred to as "Bank").

WITNESSETH:

        WHEREAS the Bank, Division and Factoring entered a certain Credit Card Processing Agreement, effective as of January 31, 1996 (the "Credit Card Processing Agreement"), to issue credit cards bearing the trade names, trademarks, logos and service marks used in the Division's retail or catalogue business, which allows the customers of the Division to purchase goods from the Division using funds advanced by the Bank; and

        WHEREAS the parties to this Agreement wish to terminate the Credit Card Processing Agreement as of the Effective Date and enter into this Private Label Credit Card Program Agreement, the terms of which shall supersede and replace the Credit Card Processing Agreement; and

        NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Bank and Company agree as follows.

SECTION 1.    DEFINITIONS

        1.1    Certain Definitions.    As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

  "Account" shall mean an individual open-end revolving line of credit established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, including without limitation, each of the Existing Accounts.

  "Affiliate" shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, (i) Aura Science, LLC (and its successors by way of change of organizational form) and (ii) any other similar joint venture or Person (of which Company notifies Bank in writing) formed for the purposes of pursuing a joint venture with Limited Brands, Inc. or any Affiliate (as otherwise defined above) of Limited Brands, Inc. shall be deemed an Affiliate of Company for all purposes (other than for the purposes of Section 3.11 hereof) so long as Limited Brands, Inc. and its Affiliates (as otherwise defined above) possess the power to elect not less than 25% of the whole number of the board of directors of such entity or own not less than 25% of the assets or equity thereof. Company and Bank shall not be deemed to be Affiliates for purposes of this Agreement.

  "Agreement" shall mean this Private Label Credit Card Program Agreement and any future amendments or supplements thereto.

  "Applicable Law" shall mean any applicable federal, state or local law, rule, or regulation.

  "Applicant" shall mean an individual who is a Customer of Company who applies for an Account under the Plan.

  "Authorized User" shall mean an individual authorized by the primary Cardholder(s) to use an Account and as established in accordance with the Operating Procedures.

  "Batch Prescreen Application" shall mean a process where Bank's offer of credit is made to certain Customers prequalified by Bank, in a batch mode typically within a catalog environment.

  "Business Day" shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

  "Cardholder" shall mean any natural person to whom an Account has been issued by Bank and/or any Authorized User of the Account.

  "Charge Slip" shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder's Account.

  "Company Deposit Account" shall mean a deposit account maintained by Company as set forth in Section 3.6 (a).

  "Company's Stores" shall mean those certain retail locations selling Goods and/or Services, which are owned and operated by Company.

  "Consumer Laws" shall mean all federal or state laws or regulations applicable to the extension of credit to or the collection of amounts from consumers including, without limitation, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and federal and state bankruptcy and debtor relief laws.

  "Credit Card" shall mean the plastic credit card bearing one or more of the Marks issued by Bank to Cardholders for purchasing Goods and Services pursuant to the Plan.

  "Credit Card Agreement" shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder's use of the Credit Card, together with any modifications or amendments which may be made to such agreement as permitted in this Agreement.

  "Credit Card Processing Agreement" shall have the meaning set forth in the first recital.

  "Credit Sales Day" shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Company.

  "Credit Slip" shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by Company for goodwill or for Services rendered or not rendered by Company to a Cardholder.

  "Customer" shall mean any individual consumer who is a customer or potential customer of Company.

  "Deferred Billing Programs" shall mean any special Cardholder payment terms mutually agreed to by Bank and Company for certain Purchases, including without limitation deferred finance charges and deferred payments and subject to any terms and conditions set forth in writing by Bank.

  "Discount Fee" shall mean an amount to be charged by Bank equal to Net Sales multiplied by the Discount Rate. Notwithstanding the foregoing, Bank shall not include taxes for Purchases (and correspondingly Net Sales) when calculating the Discount Fee for Purchases made on or before July 31, 2002.

  "Discount Rate" shall have the meaning set forth in Schedule 1.1.

  "Effective Date" shall mean the date set forth in the first paragraph on page one of this Agreement.

  "Existing Accounts" shall mean all of the Accounts in existence as of the Effective Date opened under and/or subject to the Plan provided by Bank pursuant to the Credit Card Processing Agreement.

  "Forms" shall have the meaning set forth in Section 2.4.

  "Goods and/or Services" shall mean those goods and/or services sold at retail by Company to the general public through stores, catalog, the Internet or any other method mutually agreed upon by the Company and Bank, where such goods and/or services are intended by Company for individual, personal, family or household use.

  "Initial Term" shall have the meaning set forth in Section 9.1.

  "Instant Credit Application" shall mean an in store or catalog application procedure designed to open Accounts at point of sale or order entry whereby an application for credit is communicated to Bank either verbally at point of sale or systemically during the catalog order entry process according to the Operating Procedures.

  "Mark" shall mean a trademark or service mark owned by or licensed to Company and designated by Company to Bank for use in connection with the Plan.

  "Name Rights" shall have the meaning set forth in Section 2.10.

  "Net Proceeds" shall mean Purchases less: (i) credits to Accounts for the return or exchange of Goods or a credit on an Account as an adjustment by Company for goodwill or for Services rendered or not rendered by Company to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; (ii) payments from Cardholders received by Company from Cardholders on Bank's behalf; and (iii) any applicable Discount Fees in effect on the date of calculation. Notwithstanding the foregoing, if and to the extent that Bank so requests in writing at a time when Bank is required to make such request and Bank provides to Company evidence reasonable under the circumstances of such requirement, the credits payable to Bank pursuant to clause (i) above and the payments received by Company in clause (ii) above shall no longer be netted against the Net Proceeds payable by Bank pursuant to Section 3.6 but instead Company shall transfer the amount of each credit and payment to Bank by ACH of immediately available funds not later than the second Business Day following the date on which the events giving rise to such credit or payment occur (and the Net Proceeds payable by the Bank pursuant to Section 3.6 shall be made without deduction for such credits or payments).

  "Net Sales" shall mean Purchases less shipping and handling and less credits or refunds for Goods and/or Services, all as shown in the Transaction Records received by the Bank each Business Day (as corrected by Bank in the event of any computational error), and calculated each Business Day.

  "On-Line Prescreen" shall mean a process where a pre-screened offer of credit is made to credit-worthy Customers in a real-time pre-approved process according to Bank's Operating Procedures. The process utilizes traditional order entry data elements to build Customer records. The Customer records are pre-screened by a credit bureau using Bank's established criteria to determine if an offer of credit is appropriate. Customer records passing the Bank's pre-screening credit criteria are returned to the point of order entry where the pre-approved offer to open an Account is made. Records not passing the credit criteria are not returned and no offer is made.

  "Operating Procedures" shall mean Bank's Company's catalog procedures, Company Store's procedures, Internet or e-commerce procedures and any amendments to the same or additional or different procedures which satisfy the requirements of Section 2.3, to be followed by Company in connection with the Plan.

  "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Plan" shall mean the private label credit card program established and administered by Bank for Customers of Company by virtue of this Agreement.

  "Plan Year" shall mean each consecutive twelve (12) month period commencing on the Effective Date and each anniversary thereof.

  "Purchase" shall mean a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.

  "Quick Credit" shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant. An Applicant's credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal that captures the Applicant's name and credit card account number. Other data shall be entered into that same terminal by the Company's Store associate as specified in the Operating Procedures. This data is used by Bank to request a credit bureau report and make a decision whether to approve or decline the Applicant.

  "Regular Revolving Purchases" shall mean Purchases which are not subject to any Deferred Billing Programs or Equal Payment Purchases.

  "Renewal Term" shall have the meaning set forth in Section 9.1.

  "Season" shall mean (i) the period from the first day of the fiscal month of February to the last day of the fiscal month of July and (ii) the period from the first day of the fiscal month of August to the last day of the fiscal month of January. For the purposes hereof, a "fiscal month" is a monthly period defined by Company in writing to Bank from time to time to coincide with Company's fiscal calendar.

  "Service Event" shall mean a failure by Bank to meet a Base Level (as identified in Schedule 2.1) for a single Service Standard during one calendar month; provided that such failure was not caused by any unprivileged action or action in violation of this Agreement by Company or inaction of Company (where Company has a duty to act) or by a force majeure event specified in Section 10.11.

  "Service Standard" shall mean the performance or quantitative levels of performance set forth in Schedule 2.1.

  "Service Standards Termination Event" shall have the meaning given in Section 9.7.

  "Statemented Account" shall mean each Account for which a billing statement is generated within a particular billing cycle.

  "Term" shall mean the Initial Term and any Renewal Terms.

  "Transaction Record" shall mean, with respect to each Purchase of Goods or Services by a Cardholder from Company, each credit or return applicable to a Purchase of Goods or Services, and each payment received by Company from a Cardholder on Bank's behalf: (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, the Company's Store number at which the Purchase, credit or return was made, the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Company's Store prior to completing the transaction; or (c) electronic record whereby Company's Store electronically transmits the information described in subsection (b) hereof to a network provider (selected by Company at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

        1.2    Other Definitions.    As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings. Defined terms stated in the singular shall include reference to the plural and vice versa.

SECTION 2.    THE PLAN

        2.1    Establishment and Operation of the Plan.    (a) The Plan is established for the primary purpose of providing Customer financing for Goods and Services purchased from Company. Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant. Subject to Section 3.6 (d), Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement, which Credit Card Agreement shall be subject to change upon notice given by Bank to the Cardholders in accordance with Applicable Law. All Existing Accounts are deemed provided under the Plan.

        (b)  Bank shall operate the Plan in accordance with the Service Standards set forth in Schedule 2.1, as such performance standards may be modified from time to time at the reasonable request of Bank or Company and with the consent of the other party. Within fifteen (15) days after the end of each calendar month, the Bank will deliver to the Company a compliance certificate of the chief executive officer or chief financial officer of the Bank setting forth in reasonable detail data demonstrating compliance during such calendar month with such performance standards.

        (c)  Enhancements to, and modifications or upgrades of, the computer processing, payment, billing and information services provided by the Bank will be made from time to time at the reasonable request of the Company. Any such enhancements, modifications or upgrades shall, to the extent requested by the Company, be made on terms to be agreed upon.

        (d)  Not later than one hundred and twenty (120) days following the Effective Date, Bank will design a Cardholder satisfaction survey process to be administered in accordance with the procedures already in place at the Bank, at a cost comparable to its existing cost. This survey should be an on-going, real-time process by which Bank and Company can measure Cardholder satisfaction. Bank will solicit Company's review and approval of the methodology used to analyze and assess the results of the survey (such approval not to be unreasonably withheld or delayed) and will provide the raw and analyzed survey results to Company. The results will be presented in a mutually agreed format. Bank will deliver Cardholder satisfaction survey results to Company on a quarterly basis and will on a monthly basis discuss the trends based on the prior month's results.

        (e)  From time to time during the Term, Company may request that Bank provide to Company new products, services or technology in connection with the Plan, identified by Company, which are then commercially available from the top tier of well-managed private label credit card services vendors ("Competitive Vendors") and offered generally to such Competitive Vendors' clients and potential clients. Bank will exert its good faith reasonable efforts to provide such services on terms reasonably competitive to those offered in the marketplace by Competitive Vendors.

        2.2    Applications for Credit Under the Plan; Billing Statements.    (a) Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank's credit criteria as specified in Section 2.7. Company shall provide a copy of the Credit Card Agreement to the Applicant to be retained for the Applicant's records. The application shall be submitted to Bank by the Applicant or submitted by Company on behalf of the Applicant, as required in the Operating Procedures. If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant which accesses an individual line of credit in an amount determined by Bank.

        (b)  Bank shall make available to Company and Company shall utilize primarily a Quick Credit application procedure. Bank shall also make available to Company and Company may elect to utilize in its discretion, Instant Credit, pre-approved solicitations, Batch Prescreen and On-Line Prescreen application procedures as mutually agreed upon.

        (c)  Subject to Section 2.8, Company agrees that it will keep confidential the information on such applications and shall not disclose the information to anyone other than authorized representatives of Bank.

        (d)  All Cardholders will receive from Bank a periodic statement (the "Billing Statement") listing the amounts of Purchases made and credits received and other information as required by Applicable Law or deemed desirable by Bank. Company may if desired put text messages on the statements as approved by Bank.

        (e)  Bank shall make available to Company Internet application procedures and Charge Slip processing. In such event, Company shall be responsible for integrating and maintaining on its website at its sole expense a link to the Bank's Internet application processing website. The parties shall work together on implementing such links from the Bank's Internet application processing website back to Company's Internet site. Bank shall take reasonable efforts to ensure that navigation back to Company's Internet site from the Bank's Internet application processing website, whether through a particular pointer or link, the "back" button on an Internet browser, the closing of an active window, or any other return mechanism, shall not be interrupted by Bank through the use of any intermediate screen or other device not specifically requested by the user, including without limitation through the use of any html pop-up window or any other similar device.

        2.3    Operating Procedures.    Company shall observe and comply with the Operating Procedures. Company shall ensure that Company's Stores personnel are trained regarding the Operating Procedures and shall ensure their compliance with them. The Operating Procedures may be supplemented, amended or modified by Bank from time to time in its reasonable discretion; provided, however, a copy of any such supplement, amendment or modification shall be provided to Company at least ninety (90) days before its effective date (the "Notice Date") unless otherwise required by Applicable Law, and for those changes required by Applicable Law, notice shall be given as soon as practicable. For changes that are (A) required by Applicable Law, or (B) determined by Bank in good faith to be necessary from the standpoint of safe and sound banking practices (both (A) and (B) being referred to herein as the "Required Changes"), where Bank implements such Required Changes with all of its other clients that are also affected by such change in Applicable Law or operate in circumstances similarly requiring changes from the standpoint of safe and sound banking practices, Bank shall identify the changes as Required Changes in the notice to Company. Unless such change is a Required Change, Company shall have the right within thirty (30) days after the Notice Date to object to such change and the parties' representatives will promptly thereafter meet to discuss such change in good faith in order to agree upon such change or a mutually agreeable alternative to such change. In the event the parties are unable to agree upon such change or an alternative within sixty (60) days after the Notice Date, then a senior executive from both Company and Bank shall meet to negotiate in good faith in order to agree upon such change or a mutually agreeable alternative to such change. If the parties' senior executives are unable to mutually agree within ninety (90) days after the Notice Date, then Bank shall have the right to implement the initially proposed change so long as (i) Bank implements such change with all or substantially all of its other similar clients, (ii) such change does not change the chargebacks section of the Operating Procedures, and (iii) such change does not impose a material adverse financial or operational burden on Company.

        2.4    Plan Documents.    Subject to and in compliance with the requirements of Applicable Law, Bank shall solely author any content, format or other aspect of the Credit Card Agreement, application, Credit Card, card mailer, letters, and other documents and forms and billing statements (collectively, "Forms") to be used under the Plan which (i) relate to the Plan, (ii) relate to the Bank's or the Cardholder's rights or obligations under the Account, or (iii) are required by Applicable Law. Bank and Company shall jointly design all other aspects of the Forms (except for Cardholder letters and other documents and forms used by Bank in maintaining and servicing the Accounts, which Bank shall solely design), subject to and in compliance with the requirements of Applicable Law. Bank will provide Company with copies of the template of any Forms which are to be provided by Bank in a mass mailing or distribution to all Cardholders as a whole or to all Cardholders in a particular state. Bank shall provide at Bank's expense consistent with Bank's standard costs for such documents (any excess costs due to Company's special requests for non-standard documents shall be borne by Company) appropriate quantities of the Credit Card Agreements, Credit Card plastics, card mailer and billing statements. Bank shall notify Company in advance if any form is not consistent with Bank's standard costs and will provide Company with a written estimate of the excess costs to be borne by Company for such form. Company shall pay the costs of all other Plan documentation including, without limitation, applications, promotional material (i.e. collateral), pre-approved solicitations, Instant and Quick Credit contracts and special offers, reissued Credit Card plastics, including but not limited to embossing and encoding, card carriers, envelopes, Credit Card Agreements and postage related to any reissuances requested by Company for any reissuance of Credit Cards to Cardholders (other than replacements made by Bank from time to time at a Cardholder's request on an individual basis). Bank shall have the right to review and approve all materials prepared by Company (or an Affiliate or third party) that refer in any way to the Plan, such approval not to be unreasonably withheld or delayed. In the event any Forms become obsolete as a result of changes requested by Company, Company shall reimburse Bank for the direct costs associated with any unused obsolete Forms. Company shall pay the actual and direct costs associated with any Forms changes or Cardholder notices required as a result of any additions or deletions of Company honored credit cards requested by Company pursuant to Section 3.1. Only one design shall be used for each form.

        2.5    Marketing.    Company agrees to use its reasonable efforts to promote the use of Credit Cards for Purchases and to acquire new Cardholders through such methods mutually agreed upon by Bank and Company. Company agrees to use reasonable marketing efforts to support the Plan. Company and Bank shall annually agree upon a minimum target number of Applicants to be sourced by Company. Bank and Company will jointly agree upon programs to market the Plan, both initially and on a continuing basis. When using any trademarks, logos, service marks or tradenames of the other party, each party will comply with all written guidelines provided to it by the other party related to use of the other party's marks.

        2.6    Administration of Accounts.    Bank shall perform, at its expense and in compliance with Applicable Law, all functions necessary to administer and service the Accounts, including but not limited to: making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing billing statements; making collections; handling Cardholder inquiries; and processing payments. The Bank is solely responsible for determining the requirements, the method, and the content of any notices to Cardholders required by Applicable Law.

        2.7    Credit Decision.    The decision to extend credit to any Applicant under the Plan shall be Bank's decision. Bank will work in good faith with Company to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to Bank and Company. Company may from time to time request Bank to consider offering certain types of special credit programs. Bank shall reasonably consider Company's requests and negotiate with Company in good faith. However, Bank shall, in its sole discretion, subject to Applicable Laws and safety and soundness considerations, determine whether or not to offer any of such programs. In the event Bank agrees to any special credit program, Bank and Company shall mutually agree upon any special terms and fees associated with the program. Notwithstanding the foregoing, (i) the credit standards established by Bank from time to time in connection with the issuance of Credit Cards for use in connection with the Plan shall be consistent with past practices (as described in Schedule 2.7), with such changes as shall be (A) approved by Company in its reasonable discretion, or (B) determined by Bank in good faith to be necessary from the standpoint of safe and sound banking practices. Bank shall conduct, at least once during each Plan Year, a meeting with Company to review the credit standards being applied by Bank in reaching its credit decisions.

        2.8    Ownership of and Rights in Information.    (a) Bank shall provide to Company free of charge from time to time (generally no more frequently than monthly) at Company's request master file tapes initially containing the information set forth on Schedule 2.8 for Company to the extent such information is available to Bank, and any other information agreed to by Bank and Company (collectively, the "Master File Information"), to the extent permitted by Applicable Law, which Company may use solely in connection with maintaining and servicing the Accounts and for the purpose of marketing goods and services to the Cardholders, as permitted by Applicable Law. The Master File Information may include, at Company's request, the information set forth on Schedule 2.8 for Affiliates of Company, to the extent permitted by Applicable Law.

        (b)  To the extent permitted by Applicable Law and without undue burden, cost or expense to Bank, Bank intends and will exert its diligent good faith efforts to maintain during the Term a privacy policy, which will permit Bank to allow Company to use the Master File Information for purposes in addition to those set forth in Section 2.8(a) above (the "Additional Purposes") and to share such information with third parties for the Additional Purposes subject to Cardholder opt out and Applicable Law. To the extent permitted by and in accordance with Applicable Law and subject to Cardholder opt out, Company may so provide the Master File Information to third parties for the Additional Purposes and/or use such information for the Additional Purposes.

        (c)  The Bank is the owner of all information relating to the Cardholders (including names and addresses) as collected by or on behalf of Bank or as set forth in Bank's records, the Accounts and the Credit Cards, the copyright to all written material contained in any Credit Card Agreements, applications, billing statements and other Forms used by the Bank in the administration of its agreements with the Cardholders, all credit scoring systems and all policies of credit insurance issued to the Bank with respect to any Cardholder; provided, however, that Bank shall not be entitled to sell, rent or otherwise disclose any information relating to the Cardholders to any third party other than (i) Affiliates of Company, (ii) persons who, in the sole judgment of Limited Brands, do not compete, directly or indirectly, with any retail or catalogue business conducted by The Limited or any of its Affiliates, (iii) in the case of disclosure, credit agencies, (iv) as otherwise permitted by this Agreement, and (v) as required by Applicable Law.

        (d)  The Transaction Records (except for any Account payment information received by Company on Bank's behalf) are the sole property of Company. Bank may use the Transaction Records solely for the purposes permitted by this Agreement (provided that this limitation shall not limit Bank's rights with respect to any Account information). Account payment information received by Company on Bank's behalf shall be the sole property of Bank, provided that Company may use such information solely for the purposes permitted by this Agreement.

        (e)  Company is the owner of the names and addresses of Customers, as set forth in Company's records and collected by Company from a source other than Bank. Upon request of Bank and consent of Company, not to be unreasonably withheld, Company shall make the names and addresses of Customers available to Bank, as permitted by Applicable Law, during the Term of this Agreement to be used only for purposes of solicitation of such Customers to become Cardholders of Bank and in connection with the administration of the Plan in accordance with the terms of this Agreement. Names, addresses and other information of Customers obtained by Company from the Customer (and not on Bank's behalf) in connection with point-of-sale, mail order, telephone, internet or other sale (regardless of whether the Customer makes payment for such sale through the use of a Credit Card) are "collected by Company from a source other than Bank".

        (f)    For the avoidance of doubt, the parties acknowledge that the items of information allocated to each party in this Section 2.8 may overlap, and that each party may independently possess and own the same specific items of information, such as but not limited to, names and addresses of persons who are both Customers and Cardholders. The allocation of ownership of a class of information to one party in this Section 2.8 is not inconsistent with ownership by the other party of the same items of information if so allocated in this Section 2.8.

        2.9    Insurance and Account Enhancement Services.    (a) Bank and Company agree that Bank will exclusively make available to Cardholders various types of insurance products, the premiums for which are based on the Cardholder's account balance, ("Insurance Products") offered by Bank and/or its vendors or Affiliates. Such products shall include credit life, debt cancellation, accidental death and disability and unemployment insurance. The solicitations and offerings shall not contain Company's endorsement. Bank may make at least two (2) and no more than four (4) offers per Plan Year or two (2) times per Season at its expense. The monthly charges for Insurance Products shall be charged to the applicable Cardholder's Account.

        (b)  Bank and Company agree that Bank may make available to Cardholders various types of other insurance, products and services ("Account Enhancement Services") at its expense through solicitations made in connection with their Accounts, subject to Company's approval as provided in Section 2.9(d). Such Account Enhancement Services may include but are not limited to insurance of types not listed in Section 2.9(a), travel clubs, legal services, card registration programs and merchandise products. Such Account Enhancement Services will be offered through various direct marketing channels including but not limited to direct mail, telemarketing, statement inserts, statement messaging, call transfer and IVR. The charges for the products and services will be billed to the applicable Cardholder's Account when appropriate. The solicitations and offerings shall not contain Company's endorsement.

        (c)  Company shall receive from Bank fifty percent (50%) of the net profit (Bank's revenues from commissions and other incentives from the vendor minus Bank's total expenses) generated by Account Enhancement Services, payment to be made on a monthly basis, together with a statement setting forth the revenues, expenses and profits in reasonable detail.

        (d)  Each and every Account Enhancement Service and the related advertising materials shall be subject to the prior approval of Company, which approval shall not be unreasonably withheld or delayed (it being understood that Company may withhold such approval if it determines in its reasonable discretion that the advertising of such products or services is inconsistent with the image of Company's business). With ninety (90) days prior written notice to Bank, Company may reasonably withdraw its approval for an Account Enhancement Service.

        2.10    Ownership of Company Name.    Anything in this Agreement to the contrary notwithstanding, Company shall retain all rights in and to Company's name and the name selected by Company for use on the Credit Card and all trademarks, service marks and other rights pertaining to such names (collectively, the "Name Rights") and all goodwill associated with the use of the Name Rights whether under this Agreement or otherwise shall inure to the benefit of the Company. Company shall have the right, in its sole and absolute discretion, to prohibit the use of any of its Name Rights in any Forms, advertisements or other materials proposed to be used by Bank which Company in its reasonable business judgment deems objectionable, improper or undesirable. However, no use, which use is consistent with this Agreement, of the name selected by Company for use on the Credit Card and in the Forms for the purpose of identifying the Accounts in connection with maintaining and servicing such Accounts will be deemed objectionable, improper or undesirable by Company. Bank shall cease all use of the Name Rights upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case Bank may use the Name Rights solely in connection with the administration and collection of the balance due on the Accounts. Provided, however, that Company grants Bank the right to use Company's Name Rights on a case by case basis and with thirty (30) days advance notice of each category of use in connection with Bank and its Affiliates' product marketing and promotional materials and literature in written and electronic form and their business client lists until such time as this Agreement is terminated or Company chooses to revoke this right for any or all product marketing, promotional materials, literature or client list purposes. All uses of Company's Name Rights are subject to the terms and conditions of this Agreement, including this Section 2.10 and Section 2.5.

        2.11    Payment of Fees Other than Discount Fees.    Bank will invoice Company monthly in arrears for all fees or charges other than Discount Fees properly imposed by Bank pursuant to this Agreement. All such amounts payable by Company under this Section 2.11 shall be paid within thirty (30) days after receipt of the Bank's invoice for such amounts.

SECTION 3.    OPERATION OF THE PLAN

        3.1    Honoring Credit Cards.    Company agrees that Company and Company's Stores will honor any Credit Card, and to the extent permitted by Applicable Law Bank will permit Company, at Company's option, to honor other credit cards for Company's Affiliates issued by Bank provided that Company will provide Bank with at least thirty (30) days advance written notice of its intent to honor such other credit cards, (and the Authorized Users of such Credit Cards) properly issued and currently authorized by Bank. In addition, if mutually agreed by Bank and Company, Company agrees that Company and Company's Stores will honor any credit card for Company's former Affiliates issued by Bank (and the Authorized Users of such credit cards) properly issued and currently authorized by Bank. Company agrees that it shall deliver to Bank all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

        3.2    Additional Operating Procedures.    In addition to the procedures, instructions and practices contained in the Operating Procedures, Company agrees that Company will comply with the following procedures:

        (a)  In each Credit Card transaction Company must obtain all the information contained in clause (b) of the definition of Transaction Record. The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and Company shall be required to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date; provided that if, as a result of technical disruptions, any store locations are not polled within a normal period after the occurrence of the underlying Transactions, Company may transmit such information relating to such store locations as soon as reasonably practicable after polling is completed. The "Cardholder Copy" of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the store.

        (b)  All Charge Slips will evidence the total price of the sale minus any cash down payment. Company shall retain the "Merchant Copy" of all Company generated Charge and Credit Slips for each transaction for a period of six (6) months from the date of presentation to Bank or in the case of Deferred Billing Programs, six (6) months from the end of the applicable Deferred Billing Program.

        (c)  Company will maintain a fair policy for the exchange and return of Goods and adjustment for Services rendered and for that purpose will give credit to Accounts upon such exchange, return or adjustment. Company will not make cash refunds to Cardholders on Credit Card Purchases. If any Goods are returned, price adjustment is allowed, or debt for Services is adjusted, Company will notify the Bank and provide appropriate documentation thereof to the Cardholder. Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to Company the total shown on the Credit Slip, and credit the Cardholder's Account in the amount of such Credit Slip. If on any day the total amount of the Net Proceeds is a negative amount, Company shall remit the difference to Bank immediately upon written demand.

        (d)  Company's Stores shall not, when the Cardholder is present in the store, accept a transaction to be charged to an Account without either: presentation of a Credit Card and following any additional identification outlined in the Operating Procedures; or following such proper identification procedures for transactions where a Credit Card is not presented as outlined in the Operating Procedures.

        3.3    Cardholder Disputes Regarding Goods or Services.    Company shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods or Services obtained through Company pursuant to the Plan. Company shall timely process credits or refunds for Cardholders utilizing the Plan.

        3.4    No Special Agreements.    Company will not extract any special agreement, condition or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

        3.5    Cardholder Disputes Regarding Violations of Law or Regulation.    Company shall assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

        3.6    Payment to Company; Ownership of Accounts; Fees; Accounting.    (a) Company shall electronically transmit all Transaction Records from Company to Bank in a format acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, and in the time frames specified herein, Bank will remit to Company an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made. In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by Company or paid by Bank to Company, Bank shall notify Company in detail of the discrepancy, and credit Company, or net against amounts owed to Company, as the case may be, in a subsequent daily settlement. Bank will transfer funds via Automated Clearing House ("ACH") to an account designated in writing by Company to Bank (the "Company Deposit Account"). From the Effective Date through January 31, 2003, if Transaction Records are received by Bank's processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer on the next Business Day thereafter and in the event that the Transaction Records are received after 12 noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 12 noon Eastern time on the second Business Day thereafter. Commencing on February 1, 2003, if Transaction Records are received by Bank's processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer the same day and in the event that the Transaction Records are received after 12 noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 12 noon Eastern time on the following Business Day. Bank shall remit funds to one Company designated account and shall not remit funds to individual Company Stores. The term "initiate" shall mean that Bank shall transmit an ACH file to Bank's financial institution for settlement on the next Business Day.

        (b)  Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, Company shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan. Effective upon payment to Company by Bank pursuant to Section 3.6(a), with respect to each Charge Slip Company shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

        (c)  All Transaction Records are subject to review and acceptance by Bank. In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the Company's Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Company shall remit the proper amount to Bank immediately upon written demand. Upon any such correction Bank shall give prompt notice and explanation thereof to Company.

        (d)  Bank may make any changes in the terms of the Credit Card Agreement at any time as required by Applicable Law and will notify Company of such changes with notice to Company reasonable under the circumstances, or on an individual Account by Account basis, without notice to Company, in connection with its servicing of the Accounts. With respect to any other changes in the terms of the Credit Card Agreement affecting the repayment terms, APR or fees charged by Bank, Bank will, prior to making any changes, notify Company of such changes and discuss such changes with Company.

        (e)  Company shall obtain and maintain at their own expense such point of sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement. The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Company and Company's Stores shall be determined by Bank from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols.

        (f)    Company may from time to time offer Deferred Billing Programs to Cardholders. Company shall be responsible for ensuring that all Purchases subject to any Deferred Billing Programs are properly designated as such on the Transaction Record in accordance with Bank's instructions.

        (g)  Bank may if Company fails to pay Bank any amounts due (and such amounts are not subject to a good faith dispute of which Bank has been notified) to Bank pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to Company under this Agreement.

        3.7    Insertion of Company's Promotional Materials.    Bank will upon request of Company from time to time insert Company's promotional materials for Company's Goods and Services, which are provided by Company at Company's expense, into the Account billing statements and new Credit Card mailers, so long as: (a) the materials are provided to Bank at least two (2) Business Days prior to the scheduled mailing date of such statements or notices; (b) if the materials reference Bank or the Plan in any manner, are approved by Bank as to content, in Bank's reasonable discretion; (c) the materials meet all size, weight, or other specifications for such inserts as shall be set forth in the Operating Procedures; (d) there is sufficient space in Bank's standard envelope for the insert in addition to any legally required material, Cardholder notices and other materials which Bank is including in the mailing; and (e) Company pays any and all additional postage costs caused by Bank's insertion of materials provided by Company, provided that Bank shall first notify Company of any additional postage cost and Bank will include the materials only if instructed by Company to insert regardless of the additional postage costs.

        3.8    Payments.    (a) Except as provided in this Section 3.8, all payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank. Company hereby authorizes Bank, or any of its employees or agents, to endorse "WORLD FINANCIAL NETWORK NATIONAL BANK" upon all or any checks, drafts, money orders or other evidence of payment, made payable to Company and intended as payment on an Account, that may come into Bank's possession from Cardholders and to credit said payment against the appropriate Cardholder's Account. Company further agrees that where, consistent with Section 3.8(b), or such other circumstance authorized by Bank, Company is permitted by Bank to receive any payment made with respect to the Plan, Company will on Bank's behalf hold such payment in trust for Bank and will include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement within two (2) Business Days after receipt provided that if, as a result of technical disruptions, any store locations are not polled within a normal period after the receipt of the payment, Company may transmit such information relating to such store locations as soon as reasonably practicable after polling is completed. Bank will charge the amount of such payment against the settlement amount, or, if the settlement amount is insufficient to cover such payments, Company shall remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand. Payments made by Cardholders at Company's Stores shall not be deemed received by Bank until Bank receives and accepts the Transaction Records. Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to Company pursuant to the provisions of Sections 3.9 and 3.10 hereof. Should any payment made by Cardholders at Company's Stores be made by check and such check is subsequently returned unpaid, Company will include a debit for the face amount of the check plus any actual return check fees paid by Company to its third party depository bank to which the check is first deposited or third party re-presentment vendor in the Transaction Records sent to Bank pursuant to this Agreement. Company will process such returned check in accordance with the procedures mutually agreed upon in writing by Bank and Company. In the event the return check fees imposed by or through any third party vendor retained by Company for re-presentment of such checks for payment following any initial return increase after the Effective Date, Company shall give Bank written notice of the increase in such fees and Bank shall have the right to discontinue paying the fees imposed by or through such third party re-presentment vendor, in which event, Company may discontinue processing such returned checks through the re-presentment vendor and shall submit checks returned unpaid by the bank of first deposit to Bank.

        (b)  Company will, consistent with past practices, accept payments from Cardholders for amounts due on Credit Card Accounts ("In-Store Payments"). Any In-Store Payments received by Company will be held in trust for Bank and its assigns and netted against amounts payable by Bank pursuant to this Section 3.8 (provided that Company shall not be required to keep In-Store Payments separate from other payments received by Company) and evidence of such payments will be transmitted to Bank on a daily basis, provided that (i) if, as a result of technical disruptions, any store locations are not polled within a normal period after the receipt of the payment, Company may transmit such evidence relating to such store locations as soon as reasonably practicable after polling is completed or (ii) if transmittal is not possible due to a force majeure event, such transmittal will be completed within a time reasonable under the circumstances. Notwithstanding the foregoing:

          (1)  if any bankruptcy or other insolvency proceeding has been commenced against Company (and so long as the same has not been dismissed), Company shall promptly comply with any written instruction (a "Store Payment Notice") received by Company from Bank or any successor to Bank (Bank or any such successor being the "Servicer") to take either of the following actions (as specified in such instruction):

            (i)    cease accepting In-Store Payments and thereafter inform Cardholders who wish to make In-Store Payments that payment should instead be sent to Servicer (but only if the Servicer is required to give such notice); or

            (ii)  (A) deposit an amount equal to all In-Store Payments received by each retail location operated by Company, not later than the Business Day following receipt, into a segregated trust account (the "Store Account") established by Company for this purpose and, pending such deposit, to hold all In-Store Payments in trust for Bank and its assigns, (B) use commercially reasonable efforts not to permit any amounts or items not constituting In-Store Payments to be deposited in the Store Account and (C) cause all available funds in each Store Account to be transferred on a daily basis to an account designated in the Store Payment Notice;

  provided that Company need not take the actions specified in clause (i) or clause (ii) if Company or any of its Affiliates provides the Servicer with a letter of credit, surety bond or other similar instrument covering collection risk with respect to In-Store Payments and all required conditions with respect to such letter of credit, surety bond or other similar instrument are satisfied;

          (2)  if and to the extent that Bank so requests in writing at a time when Bank is required to make such request and Bank provides to Company evidence reasonable under the circumstances of such requirement, In-Store Payments shall no longer be netted against amounts payable by Bank pursuant to subsection 3.8(a), but instead Company shall transfer to Bank by ACH of immediately available funds not later than the third Business Day following receipt of any In-Store Payments, an amount equal to the sum of such In-Store Payments.

So long as Company complies with instructions delivered in accordance with paragraph (1) or (2), any amounts payable by Bank to Company pursuant to Section 3.6 shall be made without deduction for In-Store Payments.

        3.9    Chargebacks.    Bank shall have the right to demand immediate purchase by Company of any Purchase and charge back to Company the unpaid principal balance relating to any such Purchase, for any chargeback reason as set forth in the Operating Procedures.

        3.10    Assignment of Title in Charged Back Purchases.    With respect to any amount of a Purchase to be charged back to and to be purchased by Company, Company shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to Company, to the extent the balance thereof is sufficient. Upon payment of such amount by Company to Bank, or off-setting, as the case may be, Bank shall assign and transfer to Company, without recourse, all of Bank's right, title and interest in and to such Purchase and will deliver all documentation (or copies) in Bank's possession, including but not limited to, Cardholder correspondence regarding such Purchase. Company further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such shall not affect any liability of Company hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank. Company shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank's prior written consent.

        3.11    Promotion of Program and Card Plan; Non-Competition.    (a) Throughout the Term of this Agreement, Company shall use its reasonable efforts to market, promote, participate in and support the Plan as set forth in this Agreement. Company agrees that in consideration and as an inducement for Bank to make the Plan available to Company as outlined in this Agreement and the Operating Procedures, from the Effective Date and for as long as this Agreement is in existence, Company will not (nor will Company permit any Affiliate to do so on Company's behalf), without the prior written consent of Bank, contract or establish with any other credit card processor/provider or provide or process on its own behalf any "private label" or "co-brand" revolving credit or other credit card issuance or processing arrangement or programs similar in purpose to the Plan or to the services and transactions contemplated under this Agreement, except that if either party provides notice of termination pursuant to Section 9.1 of this Agreement or if Company terminates under Sections 9.3 or 9.5, Company may enter into a contract with another credit card processor/provider effective on or after termination of this Agreement (provided that an agreement for preliminary or planning services related thereto shall not violate this provision).

        (b)  Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit or prevent Company from: (i) accepting any major general purpose credit card (including without limitation, American Express (and Optima) Card, MasterCard, Visa, or NOVUS), any form of general purpose debit card or fixed payment (installment) credit programs for Applicants declined by Bank, as a means of payment by Cardholders for purchase of Goods and Services; or (ii) accepting a proprietary credit card issued by Bank for an Affiliate; or (iii) entering into a contract with another credit card provider for a particular state after Bank has terminated (or given notice of such termination) the operation of the Plan in such state pursuant to Section 9.4.

        (c)  Provided, further, that Company shall be entitled to negotiate with any third party with respect to the issuance of co-branded or affinity bank credit cards bearing a Mark or any of Company's other Name Rights and to accept any Bona Fide Offer by such third party if, prior to accepting such Bona Fide Offer, Company provides Bank with an opportunity to submit a competing offer and counteroffer (as outlined below) with respect to the issuance of co-branded or affinity bank credit cards bearing the Mark or Name Right, and Bank's competing offer and counteroffer is not deemed to be "Competitive." Bank's competing offer or counteroffer shall be deemed to be "Competitive" if it has terms which are either (i) at least as favorable to Company as such Bona Fide Offer or (ii) taken as a whole, are reasonably competitive in the reasonable judgment of Company to such Bona Fide Offer. A Competitive offer or counteroffer by Bank shall be accepted by Company in lieu of such Bona Fide Offer. Company will provide to Bank a copy of all materials (such as requests for proposals and the like) provided by Company to all third parties for the purposes of soliciting Bona Fide Offers, such materials to be provided to Bank at the same time Company provides them to the third parties. Bank will be given at least thirty (30) days (or such longer period of time as is given to the third parties) to submit a competing offer to Company. In addition, if Bank submits within the thirty (30) day (or longer) period a competing offer in response to a Bona Fide Offer or solicitation of a Bona Fide Offer, and that competing offer is not deemed to be Competitive, then prior to accepting the Bona Fide Offer Company will identify and quantify to Bank the key terms and assumptions (of Company and the third party) of the Bona Fide Offer (however, Company shall not be required to provide Bank with a copy of the actual Bona Fide Offer) and Bank will have fifteen (15) days after receipt of such key terms to submit a counteroffer to Company and Company will evaluate any counteroffer submitted by Bank within such fifteen (15) day period according to the Competitive standards set forth in clauses (i) and (ii) above and will accept Bank's offer in lieu of such Bona Fide Offer if the Competitive standards are met. For purposes of this Section 3.11, "Bona Fide Offer" means an offer to Company with respect to a program of at least two years' duration for the issuance of co-branded or affinity bank credit cards that is, in Company's reasonable judgment, generally competitive in light of marketplace conditions existing at the time (such marketplace conditions to include, without limitation, other offers with respect to co-branded or affinity bank credit cards being made to Company, its Affiliates and other retail or catalogue merchants).

        3.12    Postal Rate Adjustment.    From August 1, 2002 through January 31, 2003, Company shall bear the costs of all increases in the cost of mailing Account billing statements, form letters or new

Credit Cards due to increases in the first class pre-sort cost of postage from the United States Postal Service which increases occurred between February 1, 1996 and June 30, 2002.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company hereby represents and warrants to Bank as follows:

        4.1    Organization, Power and Qualification.    Division and Factoring are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware and Nevada, respectively, and have full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Company is duly qualified and in good standing to do business in all jurisdictions where Company is located, except where the failure to so qualify would not have a material adverse effect on the business of the Company, or where the failure to so qualify would not have a material adverse effect on Company's or Bank's ability to continue operation of the Plan.

        4.2    Authorization, Validity and Non-Contravention.    (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Company and is a valid and legally binding agreement of Company duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

        (b)  No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Company is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

        (c)  The execution and delivery of this Agreement by Company hereunder and the compliance by Company with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Company is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Company, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws of Company.

        4.3    Accuracy of Information.    All factual information furnished by Company to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Company to Bank will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

        4.4    Validity of Charge Slips.    (a) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

        (b)  As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Company has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectibility.

        4.5    Compliance with Law.    Any action or inaction taken by Company (where Company has a duty to act) in connection with the Plan and the sales of Goods and Services and the use and disclosure of Cardholder information by Company shall be in compliance with all Applicable Law except where the failure to comply does not or will not have a material adverse effect on Company, the Bank or the Plan.

        4.6    Company's Name, Trademarks and Service Marks.    Company has the legal right to use and to permit the Bank to use, to the extent set forth herein, the Mark and Name Rights utilized by Company in the conduct of its business.

        4.7    Intellectual Property Rights.    In the event Company provides any software or hardware to Bank, Company has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Company or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to Bank's request or to accommodate Bank's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Company and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Company and/or its Affiliates.

SECTION 5.    COVENANTS OF COMPANY

        Company hereby covenants and agrees as follows:

        5.1    Notices of Changes.    Company will as soon as reasonably possible notify Bank of any: (a) change in the name or form of business organization of Company, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Company or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Company; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on Company; or (d) the planned opening or closing of any Company Store. Company will furnish such additional information with respect to any of the foregoing as Bank may reasonably request for the purpose of evaluating the effect of such change on the financial condition and operations of Company and on the Plan.

        5.2    Financial Statements.    In the event Company ceases to be an Affiliate of a publicly traded company or ceases to be a publicly traded company itself, Company shall make available to Bank as soon as available the following information pertaining to Company (or, at the option of Company's parent, consolidated information pertaining to such parent): (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Company's (or, its parent's, as applicable) independent certified public accountants in connection with such of the financial statements as have been audited.

        5.3    Inspection.    Company will permit, if Bank has reasonable cause to do so, authorized representatives designated by Bank, at Bank's expense, to visit and inspect, to the extent permitted by Applicable Law, any of the Company's books and records pertaining to Transaction Records and the Plan and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

        5.4    Company's Business.    Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the sale of Goods and Services.

        5.5    Insurance.    Company shall self-insure or at its option maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within Company's industry engaged in similar businesses as Company.

SECTION 6.    REPRESENTATIONS AND WARRANTIES OF BANK

        Bank hereby represents and warrants to Company as follows:

        6.1    Organization, Power and Qualification.    Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

        6.2    Authorization, Validity and Non-Contravention.    (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

        (b) No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

        (c) The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Bank.

        6.3    Accuracy of Information.    All factual information furnished by Bank to Company in writing at any time pursuant to any requirement of, or furnished in response to any written request of Company under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to Company will be true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

        6.4    Compliance with Law.    Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law, including, without limitation, all Consumer Laws, except where the failure to so comply does not or will not have a material adverse effect on the Bank, Company or the Plan.

        6.5    Intellectual Property Rights.    In the event Bank provides any software or hardware to Company, Bank has the legal right to such software or hardware and the right to permit Company to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Bank or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to Company's request or to accommodate Company's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Company or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates.

SECTION 7.    COVENANTS OF BANK

        Bank hereby covenants and agrees as follows:

        7.1    Notices of Changes.    Bank will as soon as reasonably possible notify Company of any: (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; or (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Plan. Bank will furnish such additional information with respect to any of the foregoing as Company may reasonably request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

        7.2    Financial Statement.    Bank shall furnish to Company upon request by Company and as soon as available the following information pertaining to Bank: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Bank's independent certified public accountants in connection with such of the financial statements as have been audited.

        7.3    Inspection.    (a) Bank will permit, once per Plan Year unless Company has reasonable cause to request more frequent access, authorized representatives designated by Company, at Company's expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank's books and records pertaining to the Discount Fees, the Account Enhancement Services commission revenues and expenses set forth in Section 2.9, any fees and charges other than the Discount Fees and Purchases and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

        (b) Bank shall permit Company, once per Plan Year unless Company has reasonable cause to request more frequent access, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review and monitor the activities of Bank and its subcontractors with respect to the performance of services hereunder. Bank shall provide Company with a copy of any annual SAS 70 technical audits performed on the servicing of the Accounts by its outside auditors.

        7.4    Bank's Business.    Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

        7.5    Insurance.    Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

SECTION 8.    INDEMNIFICATION; CLAIMS AND ACTIONS

        8.1.    Indemnification by Company.    Company hereby indemnifies Bank, its Affiliates and the directors, officers, employees and agents of Bank or any Affiliate of Bank (each, a "Related Party") against, and agrees to hold them harmless from, any and all losses, claims, damages and liabilities (including, without limitation, the legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted) ("Damages") incurred or suffered by any of them arising out of or in any way related to any misrepresentation, breach of any warranty or nonperformance of any covenant made by Company under this Agreement or relating to any personal or bodily injury or property damage alleged to be caused by the sale of Goods or rendering of Services by Company.

        8.2.    Indemnification by Bank.    Bank hereby indemnifies Company and its Related Parties against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any of them arising out of or in any way related to any misrepresentation, breach of any warranty, or nonperformance of any covenant made by Bank under this Agreement.

        8.3.    Third Party Claims.    (a) Bank shall not be liable to Company for or in connection with any claim made against Company by any other Person relating in any manner to this Agreement or to any services or any other transactions contemplated hereby (other than (i) claims based upon Bank's failure to perform its obligations under this Agreement, its or any of its Related Parties' negligence or willful misconduct or its failure to comply with any law or regulation (including, without limitation, any Consumer Law), (ii) claims by employees or subcontractors of Bank arising from this Agreement (other than claims based upon Company's or any of its Related Parties' negligence or willful misconduct), (iii) claims relating to acts or omissions of Bank and its agents in connection with the collection of amounts owing from Cardholders and (iv) claims relating to the submission by Bank or its agents of data concerning Cardholders to credit agencies), even if Bank has been advised of the possibility of such claims.

        (b) Company shall not be liable to Bank for or in connection with any claim made against Bank by any other Person relating in any manner to this Agreement or to any services or other transactions contemplated hereby (other than (i) claims based upon Company's failure to perform its obligations under this Agreement, its or any of its Related Parties' negligence or willful misconduct or its failure to comply with any law or regulation (including, without limitation, any Consumer Law), (ii) claims by employees or subcontractors of Company arising from this Agreement and (iii) claims relating to goods purchased from Company), even if Company has been advised of the possibility of such claims.

        (c) Each party shall exert its good faith efforts to notify the other of any claims described in clauses (i) through (iv) of subsections (a) and (b) above of which such party receives notice.

        8.4.    Dispute Resolution and Actions.    Bank and Company shall use their reasonable best efforts to resolve informally any claim of either party under this Agreement. No action at law or in equity may be instituted by any party with respect to any such claim unless such party has satisfied its obligation under the first sentence of this Section 8.4.

        8.5.    Limitation on Actions.    No action against either party, regardless of form, arising out of or incidental to the matters contemplated by this Agreement, may be brought by the other party more than four (4) years after the event giving rise to such cause of action occurred and is known or upon the exercise of reasonable diligence should have been known to the injured party.

        8.6.    Reimbursement for Losses.    If, as a result of any claim made by Bank against any third party (including, but not limited to, an insurer), Bank actually receives from such third party cash proceeds (or non-cash proceeds, whether in the form of goods or services) which represent, in whole or in part, compensation for or reimbursement of losses or costs actually incurred by Company, then Bank will hold that portion of such proceeds fairly allocable to Company (taking into consideration all losses or costs actually incurred by all parties for whose benefit such payments have been received) in trust on behalf of Company and will promptly pay over to Company such allocable amount of any such cash proceeds (or, as to non-cash proceeds, the allocable portion or, at the discretion of Bank, the cash equivalent thereof).

        8.7.    Survival.    The provisions of this Section 8 shall survive the termination of this Agreement.

SECTION 9.    TERM AND TERMINATION

        9.1    Term.    This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect until August 31, 2009 (the "Initial Term") and shall automatically renew for successive one-year terms (each a "Renewal Term") thereafter unless either party provides the other with at least twelve (12) month's written notice of its intention to terminate the Agreement prior to the expiration of the Initial or then current Renewal Term, or unless otherwise terminated as provided herein.

        9.2    Termination with Cause by Bank; Bank Termination Events.    Any of the following conditions or events shall constitute a "Bank Termination Event" hereunder, and Bank may terminate this Agreement immediately without further action if Company causes such Bank Termination Event to occur and be continuing:

        (a) If Company shall: (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Company to perform under this Agreement or the Plan; or (vii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or

        (b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Company, or if any petition for any such relief shall be filed against Company and such petition shall not be dismissed within sixty (60) days; or

        (c) If Company shall default in the performance of or compliance with any material term or violates in a material manner any of the covenants, representations, warranties or agreements contained in this Agreement and Company shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by Company from Bank.

        9.3    Termination with Cause by Company; Company Termination Events.    Any of the following conditions or events shall constitute a "Company Termination Event" hereunder, and Company may terminate this Agreement immediately without further action if Bank causes such Company Termination Event to occur and be continuing:

        (a) If Bank shall: (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan; (vii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (viii) have a materially adverse change in its financial condition, including, but not limited to Bank being downgraded by a rating agency to a rating below an investment grade rating; or

        (b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

        (c) If Bank shall default in the performance of or compliance with any material term (other than the Service Standards) or violates in a material manner any of the covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days (or within five (5) days in the case of failure to pay Company pursuant to Section 3.6(a)) after written notice thereof shall have been received by Bank from Company; or

        (d) A Service Standards Termination Event shall have occurred.

        9.4    Termination of Particular State.    In addition, Bank may terminate the operation of the Plan in a particular state if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Plan illegal or unenforceable, and in such event Bank will, if requested, assist Company with finding a new credit provider for such state. Bank will provide Company with as much advance notice of such termination as is reasonable under the circumstances.

        9.5    Termination for Competitive Reasons.    Company may terminate this Agreement upon not less than sixty (60) days' prior written notice to the Bank at any time after the first anniversary of the Effective Date if, based on the application of the matrix set forth in Schedule 1.1, the applicable Discount Rate exceeds the highest Discount Rate in such matrix and the costs to Company under this Agreement are substantially higher than the costs that would be incurred by Company for comparable credit card services over the remaining term of this Agreement from an independent third-party financial institution; provided that Company shall not be entitled to terminate this Agreement pursuant to this Section 9.5 unless Company provides Bank with a written description of the material terms on which such third party financial institution proposes to provide such services and Bank is entitled to submit a counter-proposal within thirty (30) days of receipt of such description. If Bank submits a counter-proposal with terms substantially similar to those set forth in such third party's proposal, this Agreement shall remain in full force and effect, modified as may be necessary to reflect the terms included in Bank's counter-proposal.

        9.6    Purchase of Accounts.    Upon termination of this Agreement, Company will have the option to purchase the then-outstanding Credit Card Account balances not previously written-off by Bank (subject to the terms of any securitization of such account balances) at the face amount thereof, without recourse to Bank, and will be provided with all related Account information and other Account data; provided that Company will be required to purchase such then-outstanding Credit Card Account balances on such terms if Company objects to any automatic extension of this Agreement pursuant to Section 9.1. All payments by Company pursuant to this Section 9.6 shall be made not later than one (1) Business Day after termination of this Agreement by wire transfer of immediately available funds to an account notified by Bank to Company not less than two (2) Business Days prior to the payment date. Upon any termination of this Agreement, (i) Company (at its sole expense) shall notify all Cardholders that Bank is no longer the processor of their Credit Card accounts, and (ii) Company and Bank shall cooperate in facilitating the transition to a new processor.

        9.7    Remedies for Failure to Meet Service Standards.    (a) Each time a Service Event occurs, Bank shall: (i) promptly investigate the root cause(s) of the failure and deliver to Company a written report identifying such root cause(s); (ii) use commercially reasonable efforts to correct the problem and to begin meeting such Service Standard as soon as practicable; (iii) provide to Company a schedule and plan for correction of the root cause(s) of the Service Events, and (iv) at Company's request, advise Company of the status of such corrective efforts.

        (b) In the event more than three (3) Service Events occur during any calendar month, Bank will, in addition to those steps set forth in Section 9.7(a), arrange for a senior executive of Bank to meet with a senior executive of Company or Company's parent company's senior management to discuss the items delivered under Section 9.7(a).

        (c) A "Service Standard Termination Event" shall occur in the event:

          (i)    a Service Event occurs for a specific Service Standard for three (3) consecutive months and Company notifies Bank in writing within five (5) Business Days after receiving Bank's Service Standards report of its intent to terminate this Agreement, then if the same Base Level Service Standard is failed by Bank in the fourth consecutive month, Company may terminate this Agreement; or

          (ii)  a total of 10 Service Events occur during any three (3) consecutive months and Company notifies Bank in writing within five (5) Business Days after receiving Bank's Service Standards report of its intent to terminate this Agreement, then if a total of 6 Service Events occur at anytime in the three (3) consecutive months following Company's notice to Bank, then Company may terminate this Agreement.

SECTION 10.    MISCELLANEOUS

        10.1    Entire Agreement.    This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them, including without limitation the Credit Card Processing Agreement.

        10.2    Coordination of Public Statements.    Bank's parent company, Alliance Data Systems Corporation, as a public company, will issue a news release disclosing this Agreement between Bank and Company, such news release must be approved by both parties prior to its issuance. In all other cases, except as required by Applicable Law, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld. Neither party will respond to any inquiry from any public or governmental authority, except as required by law, concerning the Plan without prior consultation and coordination with the other party. Upon Bank's reasonable request from time to time, Company in its sole discretion may provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Plan.

        10.3    Amendment.    Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

        10.4    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party which will not be unreasonably withheld. Notwithstanding the foregoing, (i) Bank may from time to time assign any or all of its rights and obligations hereunder to any Affiliate of Bank, provided that any such assignee of Bank's obligations hereunder shall have the capability to perform such obligations without impairing the quality of the services provided to Company, (ii) Company shall assign or otherwise transfer all of its rights and obligations under this Agreement

(A) to the purchaser of all or substantially all of the assets of Company, or (B) to any corporation which is a successor (whether by merger, consolidation or otherwise) to Company or any successor (whether by merger, consolidation or otherwise) thereto, and (iii) Bank may from time to time sell accounts receivable for securitization, retaining its processing and servicing obligations with respect thereto (it being understood that (A) the purchaser of such accounts receivable shall have no recourse against Company for any reason whatsoever, and (B) Bank hereby indemnifies Company and its Affiliates against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any of them in connection with any claims made by such purchaser).

        10.5    Waiver.    No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

        10.6    Severability.    If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

        10.7    Notices.    All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank: 800 TechCenter Drive Gahanna, OH 43230 Attn.: Daniel T. Groomes, President	If to Company: Three Limited Parkway Columbus, OH 43230 Attn.: Lisa Klinger, Treasurer
With a Copy to: Karen Morauski, VP & Counsel	With a Copy to: Senior Vice President and General Counsel Limited Brands, Inc. Three Limited Parkway Columbus, OH 43230

        10.8    Captions and Cross-References.    The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

        10.9    GOVERNING LAW.    THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW, AND THE PARTIES HEREBY SUBMIT TO EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO OR ANY OF THE STATE COURTS LOCATED IN FRANKLIN COUNTY, OHIO.

        10.10    Counterparts.    This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

        10.11    Force Majeure.    Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses, computer hackers, accident, strikes or work stoppage, embargo, sabotage, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above. In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least ninety (90) consecutive days (fifteen (15) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith. This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

        10.12    Relationship of Parties.    This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

        10.13    Survival.    No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination. No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections: Section 2.10, Section 2.11, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9.5, Section 10.7, Section 10.9, Section 10.11, Section 10.17 and Section 10.18.

        10.14    Mutual Drafting.    This Agreement is the joint product of Bank and Company and each provision hereof has been subject to mutual consultation, negotiation and agreement of Bank and Company; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

        10.15    Independent Contractor.    The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank's personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Company; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank's obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank's agents, employees, Affiliates, or subcontractors, including compliance with workers' compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank's own acts and those of Bank's agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Company, whether regulatory or contractual, or to assume any responsibility for Company's business or operations.

        10.16    No Third Party Beneficiaries.    The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

        10.17    Confidentiality.    (a) Neither party shall disclose any information not of a public nature concerning the business or properties of the other party which it learns as a result of negotiating or implementing this Agreement, including, without limitation, the terms and conditions of this Agreement, Customer names, Cardholder personal or Account information, sales volumes, test results, and results of marketing programs, Plan reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how, computer software and computer systems (including software licensed from third parties) and other information of every kind that relates to the business of either party except to the extent disclosure is required by Applicable Law, is necessary for the performance of the disclosing party's obligation under this Agreement, or is agreed to in writing by the other party; provided that: (i) prior to disclosing any confidential information to any third party, the party making the disclosure shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party's reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel of the other party), the filing party concludes that such request is inconsistent with the filing party's obligations under Applicable Laws. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party's name for advertising or promotional purposes without such other party's written consent.

        (b) The obligations of this Section, shall not apply to any information:

    (i)
    which is generally known to the trade or to the public at the time of such disclosure; or

    (ii)
    which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section; or

    (iii)
    which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

    (iv)
    which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

        (c) If any disclosure is made pursuant to the provisions of this Section, to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party's confidential information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

        10.18    Taxes.    Company will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank's income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all goods and/or services provided by Bank under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

        (Signature block on following page.)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

THE LIMITED STORES, INC.		WORLD FINANCIAL NETWORK NATIONAL BANK
By:	/s/ TIM FABER	By:	/s/ DANIEL T. GROOMES Daniel T. Groomes
Title:	Vice President	Title:	President
Date:	August 30, 2002	Date:	August 30, 2002
AMERICAN RECEIVABLE FACTORING, INC.
By:	/s/ DAVID HASSON
Title:	Vice President
Date:	August 30, 2002

Schedule 1.1
Discount Rate

DISCOUNT RATE

        The applicable Discount Rate for all Purchases as of the Effective Date and until changed as set forth below shall be 1.50%. Provided, that in the event of a legislated or judicial reduction in the annual percentage rate or fees that may be charged by Bank to Cardholders, or if the Discount Rate is substantially higher than the rate that Company would incur for comparable credit card services, Company and Bank agree to negotiate in good faith an increase or decrease in the Discount Rate.

        Commencing on January 31, 2004 and annually thereafter, the Discount Rate will be subject to change by Bank on an annual basis in accordance with the matrix set forth below and Bank shall apply the corresponding Discount Rate to future Discount Fees applied by Bank until the next adjustment is made. The Fin Chg/STM ('95$) calculation for the matrix will include the amount by which the then current late fees per statement exceed the amount of the late fees per statement calculated using a late fee of $5. In the event Bank increases (for increases made by Bank on or after March 1, 2003) any of the finance charges and/or late fees charged to Cardholders as a result of increases in Bank's cost of postage for mailing Account billing statements, form letters or new Credit Cards, then Bank will exclude the amount of such increase in the finance charges and/or late fees from its calculation of the Discount Rate using the matrix.

        Notwithstanding the foregoing, Bank agrees that Bank will waive any increase Bank is entitled to for the Discount Rate during the calendar year 2003, provided, however, that in the event Bank waives such increase in the Discount Rate, then (i) if the number of Applicants during the calendar year 2003 is less than the number of Applicants during the calendar year 2002, Bank shall invoice Company for the amount of the Discount Fees waived by Bank during the calendar year 2003 and Company shall pay such amount within thirty (30) days after the date of such invoice, or (ii) Bank shall have the right during any future calendar year to defer any decreases in the Discount Rate until such time as Bank has recouped the amount of the Discount Fees waived by Bank during the calendar year 2003.

Limited
Merchant Fee Matrix

	Bad Debt % Credit Sales
Fin Chg/ STM ('95 $)
	3.4%	3.6%	3.8%	4.0%	4.2%	4.4%	4.6%	4.8%	5.0%
$5.25	0.40%	0.50%	0.60%	0.70%	0.80%	0.90%	1.00%	1.10%	1.20%
$5.10	0.60%	0.70%	0.80%	0.90%	1.00%	1.10%	1.20%	1.30%	1.40%
$4.95	0.70%	0.80%	0.90%	1.00%	1.10%	1.20%	1.30%	1.40%	1.50%
$4.80	0.90%	1.00%	1.10%	1.20%	1.30%	1.40%	1.50%	1.50%	1.50%
$4.65	1.10%	1.20%	1.30%	1.40%	1.50%	1.50%	1.50%	1.50%	1.50%
$4.50	1.20%	1.30%	1.40%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
$4.35	1.40%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
$4.20	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.70%
$4.05	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.60%	1.80%	2.00%
$3.90	1.50%	1.50%	1.50%	1.50%	1.50%	1.70%	1.90%	2.10%	2.10%
$3.75	1.50%	1.50%	1.50%	1.60%	1.80%	2.00%	2.10%	2.10%	2.10%

  Minimum ROA 2.0%
  ROA over 4% share 50-50

Schedule 2.1
Service Standards

		Base Level	Targeted Level
Standard #1
	The Bank will process mailed-in applications five days per week. The Bank will process % of such applications within five Business Days of receipt.	95%	98%
Standard #2
	The Bank will process "instant" credit applications from 9:00am to 12:30am (Eastern time) Monday through Saturday and from 10:00am to 9:30pm (Eastern time) Sunday, excluding Holidays ("Normal Store Hours"). The Bank will process at least % of such applications within five minutes of receipt.	90%	92%
Standard #3
	The Bank will issue % of new and replacement Credit Cards within four business days of embossing tape output.	95%	96%
Standard #4
	The Bank will answer at least % of incoming Cardholder service calls within 20 seconds. Bank will provide Cardholder service from 9am-9pm(Eastern time) Monday-Saturday, excluding Holidays.	85%	86%
Standard #5
	The Bank will not permit the abandoned call rate for Cardholder customer service calls to exceed % measured on a monthly basis.	2.0%	1.7%
Standard #6
	The Bank will provide electronic authorization means to be available at least % of Normal Store Hours. Bank will also provide batch authorizations for catalog sales.	99.5%	99.6%
Standard #7
	The Bank will post valid non-payment Transactions to the Cardholder's Account within 24 hours of receipt.	100%	100%
Standard #8
	The Bank will bill and mail % of Account statements within four business days of the scheduled billing date.	97%	100%
Standard #9
	The Bank will process at least % of payments within 24 hours of receipt. In the event any payment is not processed within 24 hours of receipt, such payment shall be backdated to the date of receipt.	96%	97%
Standard #10
	The Bank will respond to at least % of mailed-in Cardholder inquiries within seven business days of receipt.	90%	97%
Standard #11
	The Bank will provide "Quick Credit" during % of Normal Store Hours.	95%	98%

        Service Standards will be calculated and reported in a manner that is consistent with prior practices. Holidays shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Targeted Levels:

        Any failure to meet the Targeted Level for Service Standards will be reported on the monthly Service Standards report. Failure to meet the same Targeted Level for a single Service Standard for more than two consecutive months, will result in Bank taking the actions set forth in the chart below, provided that such failure to meet the Targeted Level was not caused by any unprivileged action or action in violation of this Agreement by Company or inaction of Company (where Company has a duty to act) or by a force majeure event specified in Section 10.11.

Failure to Meet Targeted Level	3rd Consecutive Month	4th Consecutive Month	5th Consecutive Month	6th Consecutive Month and Each Consecutive Month Thereafter
Actions to be taken by Bank following consecutive month failure to attain Targeted Level	Letter to Company's CEO	Bank's CEO will meet with Company's senior management and/or Company's parent company's management to discuss an action plan.	Bank's CEO will meet with Company's senior management and/or Company's parent company's management to discuss an action plan.	Bank's CEO will meet with Company's senior management and/or Company's parent company's management to discuss an action plan.
Penalty to be Paid by Bank to Company	None	$5,000	$10,000	$20,000

Base Levels:

        Failure to meet a Base Level will be reported on the monthly service standards report and may trigger a Service Standard Termination Event as set forth in Section 9.7.

Schedule 2.7
Credit Standards

        The new Account cut-off score is based upon the projected sixty (60) month profitability of Accounts within each score range. Account profitability is based upon projected Discount Fees (the current fee percentage), finance charge income, variable billing expenses and write-offs. The projections are derived from actual results to date using historical trends. The cut-off score is established at the score range where Bank's profit for the score range equals zero.

Schedule 2.8
Master File Information

Account Number
Month Account Opened
Year Account Opened
Store Account Opened
Cardholder Name
Cardholder's Street Address
Cardholder's City
Cardholder's State
Cardholder's Zip Code
Cardholder's Home Phone Number
Date of Last Purchase
Cardholder's Open to Buy
Number of Purchases Monthly
Amount of Purchases Monthly, YTD
Number of Returns Monthly
Amount of Returns Monthly
Date of Birth
Items Purchased

QuickLinks

TABLE OF CONTENTS
SECTION 1. DEFINITIONS
SECTION 2. THE PLAN
SECTION 3. OPERATION OF THE PLAN
SECTION 4. REPRESENTATIONS AND WARRANTIES OF COMPANY
SECTION 5. COVENANTS OF COMPANY
SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK
SECTION 7. COVENANTS OF BANK
SECTION 8. INDEMNIFICATION; CLAIMS AND ACTIONS
SECTION 9. TERM AND TERMINATION
SECTION 10. MISCELLANEOUS
Schedule 1.1 Discount Rate
Schedule 2.1 Service Standards
Schedule 2.7 Credit Standards
Schedule 2.8 Master File Information